Exhibit 5.1
June 17, 2010
Graco Inc.
88-11th Avenue N.E.
Minneapolis, Minnesota 55413-1894
To Whom it May Concern:
I am a member of the bar of the State of Minnesota and Vice President, General Counsel and Secretary of Graco Inc. (the “Company”). I have examined the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of 5,100,000 shares of Common Stock, $1.00 par value, of the Company, to be issued to employees, officers and non-employee directors of the Company pursuant to the Graco Inc. 2010 Stock Incentive Plan (the “Plan”).
I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. I am of the opinion that when the shares of Common Stock have been issued pursuant to the Plan, the shares will be duly authorized, validly issued, fully paid and nonassessable, provided (i) the value received by the Company is at least equal to the par value of the shares of Common Stock and (ii) the Registration Statement shall have become effective under the Securities Act of 1933, as amended.
I consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Karen P. Gallivan
Karen P. Gallivan
Vice President, General Counsel
      and Secretary